Exhibit 99.1

NEWS RELEASE

ALBEMARLE, N.C. – Uwharrie Capital Corp, parent Company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported earnings of $497 thousand during third quarter of 2010 compared to $290 thousand in the same period last year. This is particularly noteworthy considering the Company prudently expensed additional reserves to its loan loss provision due to changes to our risk assessment model during the quarter ended September 30, 2010. For the nine months ending September 30, 2010, earnings were $1.367 million compared to $1.818 million for the first nine months of 2009. Net income available to shareholders at the end of the current quarter was $336 thousand compared to $130 thousand for the quarter ended September 30, 2009. Net income available to shareholders for the first nine months of 2010 was $883 thousand compared to $1.3 million for the first nine months of 2009.

Total assets ended the quarter at $529 million, up from $477 million, December 31, 2009, representing 10.8%, or $51.5 million growth in assets. Core banking activities remain strong with growth in local loans for the quarter of $13.0 million and growth in local deposits of $15.7 million. For the nine months ended September 30, 2010, loans increased $32.1 million and deposits grew $48.8 million.

Roger L. Dick, Chief Executive Officer, said “Uwharrie Capital Corp and its subsidiary banks are having a good year despite the challenges and uncertainties of the current economic environment. Both net interest income and non-interest income continue to improve while expenses have remained relatively flat. We have been blessed to have the confidence of our communities and we continue to show profitability quarter after quarter, year after year. Our balance sheet continues to reflect strong growth that allows us to remain focused on building long-standing relationships, providing personal service to our customers and supporting our communities.”

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NEWS RELEASE